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                                                                 EXHIBIT 8-A


                        [SHEARMAN & STERLING LETTERHEAD]



                                                                 April 12, 1994



Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121


Dear Sirs:

           In connection with the registration by Ford Motor Credit Company, a Delaware corporation (the "Company"), of up to $6,000,000,000 aggregate principal amount of the Company's debt securities to be designated as Euro Medium-Term Notes Due from 9 months to 30 years from Date of Issue and Medium-Term Notes Due from 9 months to 30 years from Date of Issue, we hereby consent to the use of our name and confirm to you our advice as set forth under the heading "United States Taxation" in each of the Prospectus Supplements contained in the registration statement to which this consent is an exhibit.


                                                         Very truly yours,


                                                         /s/ Shearman & Sterling